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                                                                    EXHIBIT 11.1

                               VISIO CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

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
                                                              THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                    MARCH 31,           MARCH 31,
                                                              ------------------     -----------------
                                                                1997       1996       1997       1996
                                                              -------     ------     ------     ------
                                                             (IN THOUSANDS EXCEPT NET INCOME PER SHARE)
Weighted average common shares outstanding                    13,850      13,249     13,797     11,322
Net effect of dilutive stock options calculated using the
  treasury stock method and the average stock price            1,133       1,416      1,178      1,401
Net effect of dilutive stock warrants calculated using the
  treasury stock method and the average stock price               80         184         90        174
Weighted average common shares giving effect to the
  conversion of convertible and redeemable preferred stock       n/a        n/a         n/a      1,301
  into common stock

Total                                                         15,063      14,849     15,065     14,198
                                                             =======     =======    =======    =======
Net Income                                                   $   481     $ 2,321    $ 4,865    $ 4,400
                                                             =======     =======    =======    =======
Earnings per share                                           $  0.03     $  0.16    $  0.32    $  0.31
                                                             =======     =======    =======    =======
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